Exhibit 99.4

GREEN PLAINS RENEWABLE ENERGY, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
AND RELATED NOTES THERETO

Basis of Presentation

A pro forma condensed combined balance sheet is not included in this filing because the transaction has already been reflected in our consolidated balance sheet as of December 31, 2013, which was included in our Annual Report on Form 10-K filed on February 10, 2014.

The unaudited pro forma condensed combined statements of operations are based upon the combined historical financial position and results of operations of Green Plains Renewable Energy, Inc. (“Green Plains”) and BioFuel Energy Corp. (“BioFuel Energy”). The unaudited pro forma condensed combined statements of operations give effect to the purchase of two ethanol plants and certain related assets (the “Asset Purchase”) from Ethanol Holding Company, LLC, an entity composed of BioFuel Energy’s lender group, as described in the Asset Purchase Agreement.

The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2012 and the nine months ended September 30, 2013 combine the historical consolidated statements of operations of Green Plains and BioFuel Energy, giving effect to the Asset Purchase as if it had occurred on January 1, 2012. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined statements of operations to give effect to pro forma events and adjustments that are (1) directly attributable to the Asset Purchase, (2) factually supportable, and (3) expected to have a continuing impact on the combined results. The unaudited pro forma condensed combined statements of operations should be read in conjunction with the accompanying notes. In addition, the unaudited pro forma condensed combined statements of operations were based on and should be read in conjunction with:

•

the historical financial statements of Green Plains as of and for the year ended December 31, 2012 and the related notes included in Green Plains’ Annual Report on Form 10-K for the year ended December 31, 2012;

•	the historical financial statements of BioFuel Energy as of and for the year ended December 31, 2012 and the related notes attached herewith as Exhibit 99.2.
•

the historical financial statements of Green Plains as of and for the nine months ended September 30, 2013 and the related notes included in Green Plains’ Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013;

•	the historical financial statements of BioFuel Energy as of and for the nine months ended September 30, 2013 and the related notes attached herewith as Exhibit 99.3.

The unaudited pro forma condensed combined statements of operations have been presented for informational purposes only. The unaudited pro forma condensed combined statements of operations are not necessarily indicative of what the combined company’s results of operations actually would have been had the Asset Purchase been completed as of the date indicated. In addition, the unaudited pro forma condensed combined statements of operations do not purport to project the future financial position or operating results of the combined company. No material transactions occurred between Green Plains and BioFuel Energy during the periods presented in the unaudited pro forma condensed combined statements of operations that would need to be eliminated.

The unaudited pro forma condensed combined statements of operations have been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles (“GAAP”), which is subject to change and interpretation. Green Plains has been treated as the acquirer in the Asset Purchase for accounting purposes. The acquisition accounting is dependent upon finalization of working capital valuations that have yet to progress to a state where there is sufficient information for a definitive measurement. Accordingly, the pro forma adjustments included herein are preliminary and have been made solely for the purposes of providing unaudited pro forma condensed combined statements of operations, and may be revised as additional information becomes available and as additional analyses are performed. Differences between preliminary estimates reflected in these unaudited pro forma condensed combined statements of operations and actual results will likely occur. These differences could be material.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2012
(in thousands, except per share amounts)

			Pro Forma
			Adjustments		Pro Forma
	Green Plains	BioFuel Energy	(Note 3)		Combined
Revenues	$3,476,870	$463,280	$-		$3,940,150
Cost of goods sold	3,380,099	493,901	(22,836)	(a)	3,851,164
Gross profit	96,771	(30,621)	22,836		88,986
Selling, general and administrative expenses	(79,019)	(9,868)	3,531	(b)	(85,356)
Gain on disposal of assets	47,133	-	-		47,133
Operating income (loss)	64,885	(40,489)	26,367		50,763
Other income (expense)
Interest income	191	-	-		191
Interest expense	(37,521)	(7,275)	1,389	(c)	(43,407)
Other, net	(2,399)	1,442	-		(957)
Total other expense	(39,729)	(5,833)	1,389		(44,173)
Income (loss) before income taxes	25,156	(46,322)	27,756		6,590
Income tax expense	13,393	-	(7,009)	(d)	6,384
Net income (loss)	11,763	(46,322)	34,765		206
Net loss attributable to noncontrolling interests	16	6,479	(6,479)	(e)	16
Net income (loss) attributable to Green Plains	$11,779	$(39,843)	$28,286		$222

Earnings per share:
Net income (loss) attributable to Green Plains - basic	$0.39				$0.01
Net income (loss) attributable to Green Plains - diluted	$0.39				$0.01
Weighted average shares outstanding:
Basic	30,296				30,296
Diluted	30,463				30,463

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE NINE MONTHS ENDED SEPTEMBER 31, 2013
(in thousands, except per share amounts)

			Pro Forma
			Adjustments		Pro Forma
	Green Plains	BioFuel Energy	(Note 3)		Combined
Revenues	$2,328,142	$259,119	$-		$2,587,261
Cost of goods sold	2,227,294	266,357	(17,171)	(a)	2,476,480
Gross profit	100,848	(7,238)	17,171		110,781
Selling, general and administrative expenses	(44,048)	(8,691)	2,646	(b)	(50,093)
Operating income (loss)	56,800	(15,929)	19,817		60,688
Other income (expense)
Interest income	166	-	-		166
Interest expense	(23,440)	(5,856)	2,230	(c)	(27,066)
Other, net	(2,077)	6,590	-		4,513
Total other income (expense)	(25,351)	734	2,230		(22,387)
Income (loss) before income taxes	31,449	(15,195)	22,047		38,301
Income tax expense	13,519	-	2,587	(d)	16,106
Net income (loss)	17,930	(15,195)	19,460		22,195
Net loss attributable to noncontrolling interests	-	1,974	(1,974)	(e)	-
Net income (loss) attributable to Green Plains	$17,930	$(13,221)	$17,486		$22,195

Earnings per share:
Net income attributable to Green Plains - basic	$0.60				$0.74
Net income attributable to Green Plains - diluted	$0.56				$0.68
Weighted average shares outstanding:
Basic	30,100				30,100
Diluted	36,818				36,818

Cash dividend declared per share	$0.04				$0.04

1.	DESCRIPTION OF TRANSACTION AND BASIS OF PRESENTATION

On November 22, 2013 (the “Asset Purchase Date”), the Company completed its Asset Purchase of two ethanol plants and certain related assets from Ethanol Holding Company, LLC, an entity composed of BioFuel Energy’s lender group. Under the purchase method of accounting, in accordance with GAAP, the acquired assets and assumed liabilities of BioFuel Energy are recorded as of the Asset Purchase Date at their respective fair values and combined with the Company’s assets and liabilities.

The unaudited pro forma condensed combined statements of operations were prepared under existing GAAP, which is subject to change and interpretation. The accompanying unaudited pro forma condensed combined statements of operations are provided for illustrative purposes only and do not purport to represent what the actual consolidated results of operations of Green Plains would have been had the Asset Purchase occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations. The unaudited pro forma condensed combined statements of operations do not reflect cost savings, operating synergies or revenue enhancements anticipated to result from the Asset Purchase of the two ethanol plants, the costs incurred to integrate their operations, or the costs necessary to achieve these cost savings, operating synergies or revenue enhancements.

The unaudited pro forma condensed combined statements of operations should be read in conjunction with the separate historical consolidated financial statements and accompanying notes of Green Plains and BioFuel Energy filed with the Securities and Exchange Commission.

As of the date of the Current Report on Form 8-K/A to which these statements of operations are filed, Green Plains has not identified the adjustments necessary, if any, to conform BioFuel Energy’s accounting policies to Green Plains’ accounting policies. Actual results may differ from these unaudited pro forma condensed combined statements of operations once Green Plains has determined the final purchase price for assets acquired,  finalization of working capital valuations necessary to finalize the required purchase price allocations and identified any necessary conforming accounting changes. The determination of the final purchase price allocations can be highly subjective, and it is possible that other professionals applying reasonable judgment to the same facts and circumstances could develop and support a range of alternative estimated amounts.

2.	PRELIMINARY PURCHASE PRICE ALLOCATION

For the purposes of this pro forma analysis, the initial purchase price, before working capital adjustments, has been preliminarily allocated based on an estimate of the fair value of assets acquired and liabilities assumed as of the Asset Purchase Date. The determination of estimated fair value requires management to make significant estimates and assumptions. The following is a summary of assets acquired and liabilities assumed (in thousands):

Amounts of Identifiable Assets Acquired and Liabilities Assumed
Accounts receivable	$912
Inventory	8,680
Prepaid expenses and other	2,696
Property and equipment, net	104,592
Other assets	4,188

Current liabilities	(3,648)
Long-term portion of capital leases and
tax increment financing bond	(7,931)
Other liabilities	(1,489)
Total identifiable net assets	$108,000

The amounts above represent the preliminary purchase price and allocations. The Company expects to finalize the purchase price and allocations during the first half of 2014, which is not expected to materially impact the preliminary amounts shown above.

3.	PRO FORMA ADJUSTMENTS

Consideration of $108.0 million, which included an initial amount for working capital, was paid in cash. Green Plains incurred approximately $77.0 million of short-term notes payable and term debt shortly after the acquisition with the acquired assets serving as collateral to these loans, and entered into capital leases totaling $10.0 million for grain facilities that were previously leased by the predecessor owner of the acquired assets; for pro forma purposes, these transactions are assumed to have occurred as of the Asset Purchase date.

Adjustments under the heading “Pro Forma Adjustments” in the accompanying pro forma condensed combined statements of operations represent the following:

(a)	Reflects adjustments made to cost of goods sold as follows (in thousands):

	Year Ended December 31, 2012	Nine Months Ended September 30, 2013

Depreciation adjustment for fair value of
property, plant and equipment	$(21,036)	$(15,821)
Rent expense adjustment for operating
lease of grain assets	(1,800)	(1,350)
Total	$(22,836)	$(17,171)

(b)

Reflects the elimination of compensation costs for personnel that did not participate in production activities and were employed at the corporate level. Compensation costs for production personnel are expensed as cost of goods sold. The year ended December 31, 2012 also includes transaction costs of $752 thousand incurred by Green Plains as a result of the Asset Purchase.

(c)

Reflects the elimination of historical financing and interest costs related to debt not assumed and addition of estimated amortization expense of financing costs and interest expense on new debt incurred.

(d)	Reflects estimated income tax expense on historical BioFuel Energy pre-tax losses, adjusted by pro forma amounts, using an assumed tax rate of 37.8%.
(e)	Reflects the elimination of noncontrolling interests.